Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 05/02/2022 10:00 AM ET

Company Participants

Douglas Col - EVP, CFO & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Todd Fowler - KeyBanc Capital Markets

Jon Chappell - Evercore ISI

Amit Mehrotra - Deutsche Bank

Ken Hoexter - Bank of America

Allison Poliniak - Wells Fargo

Scott Group - Wolfe Research

Jordan Alliger - Goldman Sachs

Bascome Majors - Susquehanna

Chris Wetherbee - Citibank

Bruce Chan - Stifel

Ravi Shanker - Morgan Stanley

Operator

And ladies and gentlemen, please standby. Good day and welcome to the Saia, Inc. first quarter 2022 Earnings Conference Call. Today's conference is being recorded.

And now at this time, I would like to turn the conference over to Mr. Douglas Col. Please go ahead, sir.

Douglas Col

Thanks, Jake. Good morning, everyone. Welcome to Saia's first quarter 2022 conference call. With me for today's call is Saia's President and Chief Executive Officer, Frederick Holzgrefe.

Before we begin, you should note that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I'll turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning and thank you for joining us to discuss Saia's record first quarter results. Our first quarter revenue of $661 million surpassed last year's first quarter revenue by 36.6% and is a record for any quarter in our company's history. Shipments per workday grew by 5.7% and our revenue per shipment, excluding fuel surcharge, grew by nearly 20%, driven primarily by a 15.6% improvement in LTL yield.

We continue to execute our business plan at a very high level. Operational execution was a highlight in the quarter, and our team did a nice job of managing around winter storm activity to minimize network disruptions. Our ability to quickly bounce back after weather-related closures put us in a position to respond quickly to our customers' needs. Not only do we respond to our customers' capacity needs, but I'm thrilled that we're able to do so with excellent quality, evidenced by our first quarter cargo claims ratio of 0.57% and on-time delivery over 98%.

The pricing environment in our industry remains stable, and a recent shipper survey conducted by our marketing group indicates to us that our customers have a positive business outlook over the next several months. They're not expecting to see significant increases in capacity in either truckload or less than truckload over that period. The yield improvement is a result of our business strategy, which as stated in its simplest form, is to provide a differentiated high-quality service to our customers. This differentiated service requires that we're paid for the ongoing investments in the business. As we build out our coverage network and maintain very high service levels, we're increasingly able to reach a broader geography and provide superior levels of service.

Though our revenue per shipment was a record $273 or $329, including fuel surcharge, we still feel like there's a long runway for improvement there to be on par with some of our high service level LTL competitors. Record revenues set the table for record financial results in the quarter as operating income grew by more than 100% from the prior year to $103.4 million. And our 84.4% operating ratio is a first quarter record.

I'm pleased to report that we're off to a good start this year as it relates to our plan for terminal additions. We've opened two new terminals so far this year, one in LaSalle, Illinois, serving customers in the Chicago land markets. And another this past week in Parkersburg, West Virginia, our first in the Mountain state. We have four additional terminals on track to commence operations in the second quarter.

With that said, I'll turn the call over to Doug for a review of our first quarter financial results.

Douglas Col

Thanks, Fritz. First quarter revenue increased by $177.1 million to $661.2 million. The components of revenue growth in the quarter were as follows. Tonnage grew 11.2%, a combination of 7.4% shipment growth and a 3.5% increase in our average weight per shipment. On a workday basis, tonnage grew 9.5% and shipments increased by 5.7%. Our yield, excluding fuel surcharge, improved by 15.6% and 21.4%, including fuel surcharge. Fuel surcharge revenue increased by 75.7% and was 16.8% of total revenue compared to 12.9% a year ago.

Moving now to key expense items in the quarter. Salaries, wages and benefits increased 18.4%, driven by wage increases across our driver and dock workforce, as well as hiring and referral bonuses paid in the quarter to attract new employees. Our headcount is up approximately 13% year-over-year. Additionally, our August 2021 wage increase of approximately 4.7% contributed to this increase on a year-over-year basis. Purchased transportation costs increased 73.8% compared to the first quarter last year and were 11.8% of total revenue compared to 9.3% a year ago. Truck and rail purchase transportation miles combined were 19% of our total line haul miles in the quarter compared to 15.5% in the first quarter of 2021. Fuel expense increased by 63.1% in the quarter, while company miles increased 10.9% year-over-year. The increase in fuel expense was primarily the result of national average diesel prices rising by over 45% year-over-year in the quarter.

Claims and insurance expense decreased by 6.5% in the quarter, reflecting decreased frequency and accident severity in that expense line. Claims and insurance expense was down 36.9% or $6.3 million sequentially from the fourth quarter. Depreciation expense of $40 million in the quarter was 12.9% higher year-over-year, driven by investments in real estate, equipment and technology. Total operating expenses increased by 28.1% in the quarter and, with the year over year revenue increase of 36.6%, our operating ratio improved 550 basis points from a year ago to a record 84.4%. Our tax rate for the first quarter was 22.5% compared to 22.3% last year. And our diluted earnings per share were $2.98 compared to $1.40 last year. We anticipate an effective tax rate of approximately 25% for the full year. In 2022, we continue to anticipate capital expenditures will be in excess of $500 million.

I will now turn the call over to Fritz for some closing comments before Q&A.

Frederick Holzgrefe

Thanks, Doug. It is always nice to come out of the first quarter with good results and as we move into our seasonally stronger months of the year. I'm excited about all of the new openings and relocations ahead of us this year and the groundwork so far to keep us on track. The March opening in LaSalle provides coverage for the Chicago and Northern Illinois freight market. We'll supplement this opening with the new location later this quarter in Rockford, Illinois and hope to add another Chicago area terminal later this year.

In late June, we expect to add two facilities to expand our service area in southern Georgia. Beyond these terminal openings, we have as many as ten slated to open in the second half of the year. With each new opening our existing customers have confirmed our strategy by asking us to handle the freight needs in the new market. The customer response is a testament to the high quality of service and reliability that we continue to provide. To support our pace of openings, our human resources group is continuously recruiting and onboarding the talent that is required to open and operate these terminals. Along with expanding our driver academy program this year, we have partnered with driver schools and technical colleges in some markets to increase our candidate pipeline and to serve as a feeder program for our driver academy.

In total, as Doug mentioned, we expect to invest over $0.5 billion this year in real estate, equipment and technology. So far, equipment deliveries are generally on schedule. We will monitor deliveries daily and have developed our equipment plan for the year in a way that should allow us to meet the needs of our terminal openings even if there are some further supply chain woes. There seems to be a new headline out almost every day about an imminent economic or industrial slowdown or a looming recession. But our business levels remain steady. We're in a unique position as a company and while we are excited about our expansion and reaching new markets for our customers, we are focusing our growth on those segments of the business to provide a fair return for the valuable service we provide.

Our business is a capital intensive one, and our network is an asset that requires constant reinvestment to maintain. We can only do this if we bring on new business that compensate us fairly and that is best achieved by providing great service and presenting our customer with a great value proposition. I don't want to oversimplify it, but our strategy is to continually put our customers first by maintaining our promise to handle their freight with great care and deliver on time.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions] We will begin with Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

Fritz, maybe to start. So, you made the comment that you guys have started the year strong and we see that in the margins, a little bit better than what you had talked about from a seasonal progression. You do have some terminal openings that are more second half or back-half weighted. You talked previously about margins being at the high end of the 150 to 200 basis points on a full year basis. Sitting here kind of early May, do you have any comments on some of the moving pieces and your expectations for margins on a full year basis at this point?

Frederick Holzgrefe

Yes. I think, I mentioned earlier this year, Todd, that if things worked in our favor, we would expect to beat our range. And I would say that as we are trending right now, I think we'll be above the 200 basis point improvement for the full year. The economic environment will dictate how far. But I think we like where we're executing right now. And I think that this is an important time because when you're in a position where you can meet those customer requirements and obligations, you can execute even in a slower period of time. So, I think this is a good time to continue to push our value proposition and I think it will end up leading us to achieving those sort of financial returns.

Todd Fowler

And Fritz, to that point, it sounds like your team has done some work again on pricing and where you're at in the market. In the past, you've shared about where you think your pricing is relative to some of your peers. I don't know if you've got an updated number on where you think you're priced versus the market and what you think the yield opportunity is? And then, just if you could also comment on contract renewals in the quarter, that would be great.

Frederick Holzgrefe

Yes. So Todd, I think if you look at the available public data or some of the market data that's out there, you can see that although we had a great quarter driving our pricing program and our initiatives, we still have a ways to go to close the gap and reach parity with some of the other elements of the market. So, I think, in the quarter, we achieved what was a 10.2% contract renewals which is roughly in line with what we did in the fourth quarter. So we feel good about that. I think that's indicative of where we are. I would point to also, if you go back several quarters and look at the contractual renewal percentage and then look at our actual yield and shipment, sort of, rate improvement, you'll notice that we actually have been performing at a rate above the contractual renewal rates. And I think that's a testament to us really driving the accessorial initiatives.

Todd Fowler

Got it. Okay. And then, the last one for me. Doug, do you have comments on insurance and claims in the quarter? It came in pretty favorable as a percent of revenue and relative to where it's been trending recently. So, do you have any comments on 1Q and then maybe thoughts for the rest of the year?

Douglas Col

No. I mean, like we said in the opening comments, Todd, there's always volatility around that line. The premium renewal was pretty favorable this year versus the last couple just because it wasn't as inflationary but that's a small part of the number on a quarterly basis. It's primarily driven by your actual experience in the layer in terms of your liability expenses. So, no, I'd just say it's normal volatility. And for looking forward, probably a three or four quarter running average, it's probably your best bet just trying to single point up for the next quarter.

Operator

And now we'll take a question from Jon Chappell with Evercore ISI.

Jon Chappell

Fritz, you sounded unsurprisingly optimistic given the recent results but kind of contrary to some of the headlines as you noted. Two questions on that tone: First, is there any way you can give an April update on anything, whether it's shipments, tonnage, revenue per hundredweight? I know it will come out in the Q but just looking for a little heads up there. And then also, in the last call, you had mentioned increase in door count in the mid-single digits and also an increase in shipments in the mid-single digits. And I just want to make sure that those -- as you continue to execute on the terminal additions, if you're still looking for that same correlation or if there's something in the macro backdrop that may change the shipments relative to doors?

Douglas Col

I'll jump in on the first part of the question. I'll go ahead and give you the March numbers, too. So March shipments were up 2.2%. And the tonnage, both of these are per workday numbers, the tonnage was up 4.2%. And then, as far as April, I think our comp last year on the shipment side, I think April a year ago was up 27.8%, if I'm not mistaken. And our shipments this month are up slightly and tonnage up low-single digits on a year-over-year basis. And we don't comment on the yield kind of in the middle of the month or on a monthly basis. But I'd say, April revenue on a year-over-year basis in the mid-20% range. So, again, that shows our focus on the mix and freight selectivity that we're still able to see that kind of revenue growth on essentially shipments that were just up a little bit.

And comps get a little easier in the third and fourth quarter but we've got tough comps over the next couple of months. In terms of the door count, I think, on an annual basis, our doors are up about 4% year-over-year. And I would continue to expect kind of low single-digit shipment growth if the macro economy holds up over the rest of the year. I think that's kind of the pace that we're seeing. And it makes sense with our focus on mix.

Jon Chappell

Got it. That's helpful. And then, just my second one. On the contract renewals, I think you're about 10.4% in 4Q, 10.2% in 1Q. Where do you stand on the overall portfolio book of business? Is the majority of the re-contracting in 4Q and 1Q, so you've effectively marked the majority of that to market? Or do you still have a pretty long tail over the next couple of months where you can still potentially get those kind of low double-digit increases?

Frederick Holzgrefe

Yes. I think, the way you would look at our book of business, it's sort of ratably renews during the year. So, we'll have a somewhat similar sort of mix of contracts that come up in Q2 and Q3. And the other thing that I'd point out is that others in the business are not standing pat either, right? So we got to continue to push our pricing opportunity and I think continue to make sure we charge for all the services that we provide. And I've been pleased with how we've performed against that the last couple of quarters has been a real important part of our story. I think, in an environment where, looking forward, companies that can differentiate on great quality service and keeping the promise for the customer, those are the ones I think take advantage of this environment and kind of continue to grow, operate and earn the pricing they deserve. So that's why we feel confident about where we are.

Operator

And now we'll hear from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Doug, can you just give us the OR expectations sequentially? I know 2Q, there's a decent gap down in OR but I was also thinking there's maybe a little bit more tailwind on PT cost sequentially off of 1Q. Just wondering if you could just talk about kind of OR expectations sequentially and how maybe PT could impact that as well.

Douglas Col

Sure. Historically, Q1 into Q2, we've seen a pretty wide range, typically always improvement coming off of a record Q1 and with the opening pace we've got over the next couple of months. I'd say, we'd still hope for about maybe 200 basis points sequentially, Q1 into Q2, I think would be good work. We've seen some seasonality better than that over the last 10 years. But like I said, it's always been volatile and our maps moved around over the years to increase weather exposure and things like that. So, I mean, our best guide would be that we think another couple of hundred basis points from Q1 into Q2 would be a good target.

I expect PT miles to continue to run at a similar level for us. I mean, we'd like to get more rail miles if we could. We're still skewed a little bit more PT truck versus rail than we've been historically. So, if we were able to get more rail availability, I think we'd use it. And again, with the openings we've got coming up, I think we'll continue to use PT at a similar rate in terms of the percentage of our miles. Like I said, it stepped down a little bit from Q4 to Q1. But I don't see it necessarily trending down right now with all the openings we've got coming up over the rest of the year.

Amit Mehrotra

Yes. Okay. That makes sense. And then, maybe one for Fritz. The margin commentary was helpful, I guess, for this year. But given everybody is thinking about a downturn and really nobody knows ultimately what's going to happen over the next year, I think it would be helpful for us if you could talk about how you think the model performs in a downturn because I think you guys have invested a lot in service, there's obviously a big correlation between service and your ability to kind of price most of inflation. But just help crystallize that for us in terms of how you think about this business performs in the downturn.

And I just wanted to clarify on your service count increase. I think you said two so far, four in the second quarter and then ten in the back half, that puts you above the 10 to 15? I wasn't sure if I'm misreading that, if you can just clarify that.

Frederick Holzgrefe

Sure. So, yes, full year, we're expecting 10 to 15 openings. So we may have gotten tied up there in the notes but 10 to 15 for the full year. We've got a pretty good pipeline that will lead us into next year as well. Listen, Amit, our strategy right now is really centered around customer first, right and taking care of the customer, meeting expectations, providing a very high level of service. And I think in an environment, even if it's slowing, those are things that we can control, right? And if we can deliver those and meet or exceed our customers' expectations, we ought to be able to price for that. And if I look at the landscape that's out there, I like our quality and service stacked up against any of the national players, right? And I think we do a great job. And we look at the pricing opportunity, the market pricing opportunity, we've got to continue to push that. So I think that the catalyst for us starts with taking care of the customer first and keeping those promises.

And as we do that, that gives us our team and our sales team the opportunity to really push the pricing around that because the customer is getting great value even in a slowing economy. And arguably, if their costs are up, differentiated service that meets or exceeds expectations, well, that's a winning argument even in a slowing economy. So, I think the things that we can control over time, our tools, analytics, how we manage, coach our business, we can deliver those results and I think that's what gives us confidence to continue to push that OR expansion through a cycle.

Amit Mehrotra

Okay. So just so I understand, so you're saying that in a downturn, the price, cost per shipment can still stay positive because of the focus you guys have let up service? Is that what you're saying?

Frederick Holzgrefe

That's what our intent is and that's our focus.

Operator

And now we'll hear from Ken Hoexter with Bank of America.

Ken Hoexter

Can you maybe -- for just going on that kind of trend there, can you decipher the difference where you are in growth mode versus the market? Is this kind of just winning share right now? Is it -- maybe just can you get a read through in terms of what you see in the underlying economy and the status of the consumer or manufacturing? And then, the ability to get your growth, right, you posted 13% to make growth. Maybe talk about your ability to do so in this market.

Frederick Holzgrefe

Sure. We're listening closely to our customers. They look at the balance of the year into next year. They remain positive and that would be across all sectors. That's from our own sort of research contact with customers' ongoing communication. We think that the backdrop continues to be positive. I think the other piece that we see, we see our performance and we get the feedback from our customers and we see that they value the quality and service. We've done a good job of maintaining that commitment to them. And that has allowed us to expand our footprint, take share in markets.

If you look at it over time, over the last five years, we've accelerated our pace of market share growth over that time while we've been growing. And I think, some of that is -- it's really a testament to our ability as we've opened new facilities to replicate that Saia quality and service pretty consistently. As we've grown in markets or added markets, we've relied on our existing customer base who are familiar with what they get from us and that's important. And I think that puts you in a position where you're not trying to win the customer with price, you're winning the customer with service. And when you do that, I think you have the opportunity to maintain the margin structure and even improve the margin structure over time.

So, I think, as we look forward, as we fill in these terminals, we don't see a risk to that plan right now. I mean, one of the terminals, I'd give you one anecdote. The Atlanta market, we've long talked about adding terminals here. We added a second terminal in the market in the fourth quarter. And what's exciting about it, is that terminal is already profitable. Now it's not at the company average yet but more significantly, the entire Atlanta market grew for us because we were in the market already, people knew who we were. We have extended our reach here. We've replicated the service and now we operate more efficiently at the same time. So, it's a win-win. And I think, as we look forward into the balance of this year and next as we add our openings, I think those are things that we can repeat.

Ken Hoexter

But Fritz, I guess just to clarify that, are you able to decipher if that's winning business from your peers as you keep growing with your own customers? I just want to understand kind of how you can tell when you start to see a turn in the economy. I understand that you're able to grow because you're in growth mode, but I'm understanding the bigger picture what that means if this is kind of share gains from others or how we look at this growth?

Frederick Holzgrefe

Right now, I'd tell you, it's both. It's both share gains from others and it's incremental customers for us. I think, it's tough to decipher a little bit. If I'm in a position that I have an existing customer and I could reach or provide service to a market, I now can. That's incremental. Is that share gain or is that a new market? So, arguably, for us, we consider it to be both. And I think today, as we look across the landscape, we continue to see opportunities to add new customers and we haven't seen any slowdown with that at all.

Ken Hoexter

And then just a follow-up, if I may, on CapEx. You mentioned reiterating the $500 million and your number of service centers were the same. Was there something in the first quarter? Was it lack of deliveries that you're gaining confidence you'll still get the trucks you need? Or you mentioned there are other things you can do, if you can, maybe just talk through the CapEx side of it.

Frederick Holzgrefe

Yes. The CapEx, the equipment deliveries are behind the original schedule. We still think we will get them this year. That's been a bit delayed. Real estate transactions historically, they're tough to predict closing and things, that's also a little bit of a timing issue there. But we would expect that we'll catch up the equipment deliveries and the real estate will remain on track for the year.

Operator

We'll now hear from Allison Poliniak with Wells Fargo.

Allison Poliniak

Just building on that Atlanta example that you gave, obviously revenue growth or shipment growth in that scenario. But is there a way to think -- I know you mentioned it's still not at the average profit for your terminals. But is there a way to think of the operating capabilities it's bringing in terms of more fluidity to your system that over time it will be an incremental contribution to that OR increase? Any thoughts there?

Frederick Holzgrefe

Absolutely. I mean, I think probably the best anecdote is, you have a driver that's in Atlanta that he is not spending an hour to go service the Northwest Atlanta market. He's now doing a better job building density around the south Atlanta terminal doing all those pickup and deliveries. We've hired a driver in Northwest Atlanta that's now covering that market and building density around that facility. So, it gives you an opportunity to better utilize your original or starting assets to better service those customers. And then, the new market in the Northwest Atlanta, you can build density over time there. So, the best thing for us is, it's a better way to utilize existing assets, grow the business and the incrementals on these should get significantly better over time.

Allison Poliniak

Great. And then, just on leverage, obviously very low here. Just any thoughts, obviously it sounds like the ongoing strength continues here. Just any changes in use of the balance sheet here.

Douglas Col

Not really kind of staying the same course, Allison. I mean, we're sitting on cash. We're entering our seasonally stronger period of year, so generating a lot of cash in the next few months. And like Fritz said, we'll start seeing more and more deliveries as the months of summer roll on, in terms of tractors and trailers, but plenty of dry powder. If there are dark clouds on the horizon somewhere in terms of the downturn, historically in our industry, those have always presented opportunity for the healthy companies. And we're in a really fortunate position whichever way the things go from here, I think you'd see us be in a position to take advantage of it. I mean, quite frankly, there are some deals historically during downturns that we just couldn't look at because of the leverage we had on the company. But today, we sit with a really clean balance sheet and generating a lot of cash. So, no change from our standpoint other than we intend to put the cash to work that we're generating.

Operator

Next up, we have Scott Group with Wolfe Research.

Scott Group

I want to ask on fuel, just your thoughts on the impact in the quarter and diesel price is still moving higher. Do we see maybe potentially a bigger tailwind in the second quarter? And then, just with fuel surcharges up so much, is that in any way impacting your ability to get accessorials and other parts of the business?

Douglas Col

I'd say so far it hasn't impacted that ability, Scott. Our surcharge table was up quite a bit in Q1. I mentioned the 45% increase in the average diesel price out there. Our surcharge table is up but it's up for all of our competitors. And the shipper has understood that they've got to bear that cost with us. It's not for me to decide what this overall inflation does to the -- or the impact it has on the broader economy. But right now, the goods need to move and the shipper has been able to pay that. The benefit to Saia has been that as we've tried to close the gap on our base rates over the last several years, we're now tacking on that fuel surcharge on top of a higher base rate. But at the end of the day, our approach has always been that the count or the customer needs to pay at a level that allows us to earn a decent return. So, the piece that's coming in fuel surcharge is just one component of it.

Scott Group

Okay. The weight per shipment tailwind that you guys have been seeing over the last year, do you think that that's sustainable as this year plays out? And what trends are you seeing in weight per shipment right now?

Douglas Col

Yes. I mean, in the first quarter, it moderated throughout the quarter a little bit. I think that's a reflection of all the work we've been doing on it. But I'd say that we continue to try to push the mix to the direction of heavier weighted freight. If I think about our GRI in January, the average rate increase across the tariff was 7.5% but it's a targeted approach that we take to allow us to focus on the types of shipments we want. So it's a short time here since the GRI went into effect on January 24th, but we have seen a trend that our shipments, for example, that weigh less than 1,000 pounds are a little bit smaller percent of the mix. And in that short period of time, our shipments that weigh more than 1,000 pounds are a little bit bigger percent of the mix. So we're going to continue to try to work on mix and drive the right kind of freight into the network. But it's come a long way. So I mean, in terms of modeling, I don't know how aggressive I'd be saying that it's going to continue to increase over the balance of the year.

Scott Group

Okay. And then, just last one longer term, so you guys are going to do something low 80s in terms of operating ratio in 2Q. And I know that there's seasonality here but -- so it's going to be a few years away. But does anything about a full year sub-80 OR, is that something that is within the realm of reality over the next few years in your mind, Fritz?

Frederick Holzgrefe

Sub-80, a seven handle in the next few years? Absolutely, right? I mean, I don't see an impediment to us doing that. I think we've got a service offering, a commitment to customers that we can recoup and drive the results in the business. We have to, because we have to maintain a very high level of investment in this business to maintain that quality of service. So I don't see any reason why we can't approach that or get deep into the 70’s. It only makes sense to me.

Operator

Now moving on to Jordan Alliger with Goldman Sachs.

Jordan Alliger

On your terminal growth plans, just sort of curious, is there scenarios or context where you could dial that back if you needed to or is it something that sort of goes forward regardless? And then, secondly, just out of curiosity, when you open up a new terminal, I know it may depend on geography, but about how long does it take, would you say, on average to sort of fully season where it's within company existing operating margins?

Frederick Holzgrefe

Yes. So, the thing we really like about the organic growth strategies, a couple of things. We are in control of regulating it up or down, right? So, if there were a scenario in which we didn't feel comfortable executing an opening, we could certainly slow it down or, if you look back in our history, we also feel quite comfortable if we think there's an opportunity we can accelerate that. It doesn't impact the strategy, timing of that. I mean, it's obviously that we get the 10 to 15 in place and get those operational as quickly as possible. That benefits everybody, the customers first and foremost.

Our pipeline of facilities that we look at is several years long. So, we feel like we've got a pretty good runway. And I think we've got a pretty good competency around how you execute an opening and get those into the system quickly. The facilities that we opened in the Northeast, both regions of the company that we've added are not all the way, the best operating regions in the company for us but they're certainly giving chase. They're not really a significant drag on earnings. So, we've seen that as we add those regions, we can get them profitable. What's more significant as the openings that we're focused on now are less about opening up regions of the country and more about saturating regions of the country.

So, I gave the example a few minutes ago about Atlanta. I would fully expect that facility to be at company -- or Northwest Atlanta, I fully expect that facility to be at company average in short order, less than a year, if not sooner. But more significantly, what's interesting about that is, it really helps drive efficiencies in the legacy Atlanta facility. So, the benefits of it are pretty significant just from that account. So, I think over time, I think it's an important part of our growth strategy. I think as we add these facilities and provide incremental coverage in markets that we're in, the profitability and contribution to these facilities will happen pretty quickly.

Operator

Now moving to Bascome Majors with Susquehanna.

Bascome Majors

Fritz, to that prior comment on the improvement in the Atlanta whole region, can you talk about -- or are you able to quantify how the profitability of the entire region has moved since you opened that second facility? And if so, is that indicative or representative of some of the other openings that you would do?

Frederick Holzgrefe

Yes. I mean the whole region, it was a significant contributor to our overall improvement year-over-year. I think, as we built density across our network and as we've built out the company, I mean, we've got regions now that operate below 80. And I would fully expect all the other regions to get there as well. I mean, if you're going to have a seven handle you’re going to have a few that are low seven handle, if not a six, right? So as you fill in these -- the map, that gives you the opportunity to do that. I would expect to Atlanta now to be driving towards something that looks like our higher density western parts of the country where we're actually operating below 80. So, I think these are important steps.

Douglas Col

On that note too, Bascome, I mean if you think about it, we break the company up into 12 regions. And like Fritz said, in the East -- on average, the East division operated a sub-90 and that includes our two Northeastern regions that were both sub-90. So only open a few years. They're sub-90 and the West on average actually was sub-80 in those five Western regions.

Bascome Majors

And to the earlier conversation on capital allocation, Doug, you talked about being in a position to take advantage of a downturn. Can you clarify if you're talking individual facilities or if there's parts of the network you really would consider being acquisitive to grow more quickly? And Fritz, if you could add anything about how the Board is considering a buyback now that your earnings continue to go up and your multiple has been cut in half since last year.

Douglas Col

In terms of capital allocation, I mean, I was speaking about potential deals that may be available in a downturn from a competitor that struggles or a landlord that owns something that acquired at the wrong part of the cycle or something. I mean, there were deals, like I said, over the last 10, 15 years that would have been really attractive given what real estate has done since then. In terms of acquisitions, I mean, we'll never say no. There's pockets of the map where if you were able to find us some coverage, we certainly wouldn't be against acquiring terminals in a basket-type approach, if there was an acquisition.

Frederick Holzgrefe

Yes. I think, on the capital allocation question, I mean, we see a significant pipeline of growth opportunities for us just on organic expansion. So, we'll do the right thing with the shareholders' capital. At this point, we're very focused on executing that organic expansion plan. 10 to 15 terminals this year and next with related equipment, that's a significant allocation of capital. And a pipeline of real estate that's likely multiple years long and one where we want to increase our ownership of real estate. So, I think that today, what I'd tell you is, there are ample opportunities to deploy capital efficiently. But with that said, over time, we completely recognize the need to manage the available capital appropriately.

Operator

Now we'll hear from Chris Wetherbee with Citibank.

Chris Wetherbee

I know we're not really seeing much deceleration in the fundamentals of the business at all, but curious your take on how you think about that pipeline of expansion. And what maybe are the specific parameters you may be looking for to either adapt that, whether that sort of push it out a little bit or maybe even accelerate if opportunities come up? Are there specific guidelines that you're thinking about when you're looking at opening those terminals in the context of the potential fundamental freight trends and economic activity?

Frederick Holzgrefe

Yes. I think, one of the exciting things about this organic expansion is that we're focusing on better serving markets. So I highlighted the Atlanta example, the Chicago example we noted as well. Those are markets in which we don't have enough door capacity or we don't have enough of a presence. And adding the facilities does a couple of things for you. You can obviously take care of the customer on a much better basis, but it's also a cost savings opportunity or efficiency play. So we like those. We're also -- because of how we've managed the balance sheet and the capital of the company, we are opportunistically always looking for strategic acquisitions, even if it's a market that we're already in, maybe there's an opportunity to buy a facility that's larger, better positioned. So we'll do those.

We're also in a position today where we can deploy capital. If the economy slows down, we may decide to, I'll call it, inventory a facility and open it later. So, I think that we have a lot of latitude where we are with this. I think that what I like about the growth strategy is because it's focused on markets, sort of saturation markets or markets we're adding something on the peripheral, that gives us an opportunity to kind of provide the service but it also provides an efficiency play which even in a slower market we can benefit from.

Chris Wetherbee

Okay. That makes a lot of sense. And then, I guess, a follow-up, just in terms of labor availability, obviously you have some plans for expansion as you go through the rest of the year. Can you just talk a little bit about labor availability? Have you seen improvements and being able to get folks to work? Or how that ultimately is playing out?

Frederick Holzgrefe

It's an ongoing challenge. It's certainly competitive in just about every market. One of the nuances of opening facilities is that you now become the new player in a market and that does give you a qualitative advantage for a while. So, if we're trying to do a good job of servicing the Atlanta market, we're having a tough time for one terminal, we add a second terminal where we now can recruit drivers in a market that we weren't recruiting before. So it's a little bit of an increasing our hireable addressable market, if you will, being the new game in town which provides -- somebody comes in with immediate seniority, that sort of thing. Those are qualitative benefits to help with recruiting a little bit. But it's still a challenge. You're competing on -- obviously you got to have great paying benefits, you got to have a great culture. And it's good to be in a market where you can earn a business where you can talk about growth and what the opportunities are for an employee or a new employee. So, ongoing challenges but we feel pretty good about how it's going.

Operator

And next up, we have Bruce Chan with Stifel.

Bruce Chan

Just a follow-up here on the weight per shipment. You mentioned that you're intentionally working to drive that number up. But is there anything to read into the earlier question about consumer versus industrial there in terms of maybe tailwinds to that number?

Douglas Col

So far, that's not the case in what we're seeing. Fritz mentioned our view of where our customers' outlook is. And our marketing group conducted a shipper survey during the quarter. And they all still on average felt that their inventories were still at a level that is going to require consistent replenishing. And their outlook around rates going forward was that they still expected that the rates, both truckload and LTL were probably going to be higher because they didn't really see new capacity being available over the next six months. So, I'd say, so far, there's nothing from what we're seeing to draw any distinction between where the retail is going and where industrial is going.

Bruce Chan

Okay, got it. That's helpful. And then, just switching gears a little bit to follow-up on some of your CapEx comments, Doug, you mentioned tech as part of that. Can you just remind us of what some of your kind of major initiatives are there right now?

Frederick Holzgrefe

Sure. I'll jump in on the tech initiative. So, basically the big items that we pursue are just about anything in data analytics driven, so how do we collect data through our driver devices or through our data warehouse tools that we use to develop and understand and better analyze the business. And then, we spend a fair amount of money in supporting that infrastructure. One of the great things about using a lot of data to run a business is you become very, very dependent on that data, which is a good thing. But that also means you need to make substantial investments in things like cyber, all those sorts of tools as well, to sustain and protect the business. So those are parts of our investment profile. But it's an ongoing software development around how to line optimization or optimization of the business. So, as I think about it, it's really about collecting data, managing the data, optimizing the data and then really protecting the data.

Bruce Chan

Okay. Great. And then, how much of that $0.5 billion in spend, would you say, is related to tech?

Douglas Col

I mean, it would be a low to mid-single-digit percentage of it.

Frederick Holzgrefe

Yes. And keep in mind that a lot of the tech spend is going to come in the form of operating expense as well, right? So, cloud computing, that sort of thing.

Operator

Now moving to Ravi Shanker with Morgan Stanley.

Ravi Shanker

There was a story in the Wall Street Journal a couple of weeks ago talking about e-commerce percentage of retail kind of normalizing pretty sharply back towards long-term trend levels and maybe some of the earlier, like thoughts that we are like permanently gapping up on e-commerce penetration may or may not hold true. I'm wondering, what do you guys think about this? B, what percentage of your volumes would you say come from e-commerce customers? And C, would you be completely agnostic to e-commerce volumes versus in-store volumes given your network footprint?

Douglas Col

Yes. Thanks, Ravi, for the question. In terms of e-commerce, you have to draw a distinction, are we talking B2B or B2C. For us, residential deliveries is kind of a mid-single-digit percentage of our shipments every day. So that would seemingly be the B2C piece. We haven't made any big push strategically to grow that. We feel like we do have some -- as the B2C continues to grow and it grows for heavier weighted shipments, I think that is a tailwind for LTL because, again, some of the LTL carriers are making a push to get different equipment to go into the neighborhoods and provide the residential delivery or perhaps even a white glove type of delivery service. But even if an LTL carrier doesn't make a push to do more of that, they probably stand to benefit because the companies that are position itself do that, whether it's a small final mile business in a regional area or something, they still need that heavier weighted freight brought in by an LTL carrier. They don't need a full truckload of it. A partial carrier is not going to bring them an 800-pound pallet. So LTL is still positioned to benefit there.

But to the bigger question, we're kind of like indifferent to it, should I say, because if the consumer is going to go back to buying the appliances at the home improvement retailer or something, LTL has a role to play there in delivering multi-unit appliances or whatever into the back of a store. They're going to get bought off the store floor. So, it will be interesting to follow. But I think LTL is pretty well positioned to handle a heavier weighted freight that is B2C.

Ravi Shanker

Yes. That makes sense. As a follow-up, I apologize if I missed this and you said this earlier. But have you had any changes in your thoughts on lease versus owning your facilities, especially your new terminals with the Northeast expansion kind of given what REITs are doing and just in general, real estate pricing and such. Any shift necessarily in the long-term strategy there?

Frederick Holzgrefe

Now, our emphasis is to try to own as much as we can where it makes sense. So, if there are some opportunities where we've moved into a market that we start by leasing a facility because we know well at the beginning that in short order, we'll exit and go to an owned facility or a new facility. So, we think about it that way. We feel like real estate is a long-term asset for us. There are certain markets where, frankly, I wouldn't say it's cost prohibitive, the assets just aren't available and you end up leasing in those markets because you want to be in the market. That's more important than not being there. So, it's a mixed bag really. But the reality of it is, we would prefer to own more of our strategic assets and that will continue to be a focus.

Operator

[Operator Instructions]

Frederick Holzgrefe

All right. Thank you for everyone's continued interest in Saia. We look forward to executing our growth plan and look forward to giving you update here in the next quarter. Thank you very much.

Operator

And with that, ladies and gentlemen, this does conclude your conference for today. Thank you for your participation and you may now disconnect.